EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 5/2/25 by the Reporting Persons to 5/28/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
5/1/2025	Buy	13,701	6.77
5/7/2025	Buy	14,857	6.84
5/9/2025	Buy	11,932	6.91
5/13/2025	Buy	84,702	7.00
5/28/2025	Buy	52,651	7.11